Exhibit 99.20

Meadow Valley Reports Fourth Quarter and 2003 Results

     PHOENIX, ARIZONA, February 27, 2004 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced its financial results for the fourth quarter and year ended December 31, 2003.

Fourth Quarter Results

     For the three months ended December 31, 2003, revenue increased to $37.1 million from $36.5 million for the fourth quarter of 2002. The net loss for the fourth quarter of 2003 was $0.32 million, or $0.09 per diluted share. This compares to net income of $0.28 million, or $0.08 per diluted share, for the same period a year earlier.

Full Year Results

     For 2003, revenue increased to $154.1 million. Gross margin was 4.1%. Net income was $0.12 million, or $0.03 per diluted share. For 2002, revenue was $151.0 million. Gross margin was 5.0%. Net income was $0.74 million, or $0.21 per diluted share.

     Revenue from Meadow Valley’s construction materials business increased 19.5% to $44.0 million for 2003 compared to $36.8 million for 2002. Gross margin in this segment was 9.3% compared to 10.6% for the prior year. “We are pleased by the continued rapid growth of our construction materials business, although profitability in 2003 was reduced by continued price competition in a challenging economic environment,” said Bradley E. Larson, chief executive officer.

     Revenue from the Company’s construction services business decreased 3.6% to $110.1 million for 2003 from $114.2 million for 2002. Gross margin in this segment was 2.0% compared to 3.2% for 2002. “Our construction services business was impacted in 2003 by a loss of approximately $2.5 million on a single poorly performing construction project in Utah. All estimated losses associated with this project, scheduled for completion by the end of 2004, have been included in our 2003 financial results,” Larson said.

Backlog

     The backlog of heavy construction projects at December 31, 2003 increased to $70.6 million compared to $68.7 million at December 31, 2002.

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Meadow Valley Reports Fourth Quarter and 2003 Results
February 27, 2004
Page Two

Claims Update

     At December 31, 2003, Meadow Valley reported total claims receivable of $7.6 million for revenue booked in advance of receipt on previously announced claims totaling $46.6 million. These are for claims that the Company has filed against the New Mexico State Highway and Transportation Department (NMSHTD) and the Clark County Department of Public Works for payments due Meadow Valley and other parties related to heavy construction projects completed in New Mexico and Las Vegas. The Company’s portion of the claims totals approximately $30.0 million.

     In January 2004, the Company announced that it reached a $7 million settlement with the NMSHTD for payments due to Meadow Valley on three of the five disputed heavy construction projects completed in New Mexico. Meadow Valley received full payment of the settlement amount from NMSHTD in February 2004.

     The Company is continuing to pursue its claims on the remaining two projects in New Mexico, as well as the claim involving a project for the Clark County Department of Public Works in Las Vegas. These claims were originally filed in 2001.

About Meadow Valley

     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways while the Company’s construction materials operations provide concrete, gravel products and asphalt to itself and to other contractors. The Company’s current operations are concentrated in the Las Vegas, Phoenix, and Salt Lake City metropolitan areas.

Forward-Looking Statements

     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

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MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenue:
Construction Services	$26,066,189	$26,385,388	$110,119,548	$114,245,704
Construction Materials	11,030,115	10,157,436	43,987,317	36,801,564

Total revenue	37,096,304	36,542,824	154,106,865	151,047,268

Cost of revenue:
Construction Services	26,311,992	25,210,872	107,883,229	110,603,682
Construction Materials	10,034,674	9,039,808	39,880,018	32,911,989

Total cost of revenue	36,346,666	34,250,680	147,763,247	143,515,671

Gross profit	749,638	2,292,144	6,343,618	7,531,597
General and administrative expenses	1,513,127	2,239,390	6,494,285	6,598,940

Income (loss) from operations	(763,489)	52,754	(150,667)	932,657

Other income (expense):
Interest income	11,660	56,632	58,622	156,836
Interest expense	(106,495)	(111,643)	(489,117)	(441,585)
Other income	310,524	212,839	743,543	288,862

	215,689	157,828	313,048	4,113

Income (loss) before income taxes	(547,800)	210,582	162,381	936,770
Income tax benefit (expense)	224,675	73,691	(41,643)	(198,629)

Net income (loss)	$(323,125)	$284,273	$120,738	$738,141

Net income (loss) per common share:
Basic	$(0.09)	$0.08	$0.03	$0.21

Diluted	$(0.09)	$0.08	$0.03	$0.21

Weighted average common shares outstanding:
Basic	3,601,250	3,559,938	3,593,102	3,559,938

Diluted	3,625,878	3,559,938	3,599,259	3,559,938

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2003	2002
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,738,388	$3,289,535
Restricted cash	1,844,891	1,681,361
Accounts receivable, net	20,664,022	21,203,373
Claims receivable	4,101,898	387,878
Prepaid expenses and other	2,196,899	1,573,614
Inventory, net	1,249,118	2,103,100
Land held for sale	264,738	711,531
Costs and estimated earnings in excess of billings on uncompleted contracts	1,463,309	1,543,061

Total Current Assets	36,523,263	32,493,453
Property and equipment, net	13,127,675	14,555,646
Refundable deposits	94,299	50,604
Mineral rights and pit development, net	309,110	445,063
Claims receivable	3,521,080	7,961,107
Other assets	—	32,223

Total Assets	$53,575,427	$55,538,096

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$18,646,857	$19,912,516
Accrued liabilities	4,563,816	3,697,111
Notes payable	3,512,286	3,424,209
Obligations under capital leases	878,280	921,306
Billings in excess of costs and estimated earnings on uncompleted contracts	4,955,454	3,733,152

Total Current Liabilities	32,556,693	31,688,294
Deferred tax liability	1,360,756	1,265,045
Notes payable, less current portion	6,999,729	9,256,598
Obligations under capital leases, less current portion	1,085,064	1,875,712

Total Liabilities	42,002,242	44,085,649

Commitments and contingencies
Stockholders’ Equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,601,250 and 3,559,938 issued and outstanding	3,601	3,601
Additional paid-in capital	10,943,569	10,943,569
Capital adjustments	(799,147)	(799,147)
Retained earnings	1,425,162	1,304,424

Total Stockholders’ Equity	11,573,185	11,452,447

Total Liabilities and Stockholders’ Equity	$53,575,427	$55,538,096